EXHIBIT 10.1

-THE ALPINE GROUP, INC. ANNOUNCES COMPLETION OF SALE OF ESSEX ELECTRIC BUILDING WIRE ASSETS -

EAST RUTHERFORD, N.J., February 1, 2006 PR Newswire/ -- The Alpine Group, Inc. (“Alpine”) (OTC: APNI.OB) today announced that it had completed the previously announced sale of the building wire manufacturing business of its wholly-owned subsidiary Essex Electric Inc.

Mr. Steven S. Elbaum, Chairman and Chief Executive Officer of Alpine, stated that “the sale will realize substantial value for Alpine and enhance its financial resources and capacity to continue to build and return value for its shareholders. Alpine’s pre-tax book gain is approximately $33 million, including a $12 million LIFO related inventory gain recorded in January. Following the closing and collection of accounts receivable by Essex Electric and after payment of its bank debt and liabilities, we estimate that Essex will realize approximately $85 million in cash on a pre-tax basis. This will augment Alpine’s existing cash and securities of approximately $20 million.”

“Alpine acquired Essex Electric in December 2002 for an initial equity investment of $5 million. Alpine and the Essex Electric team successfully restructured and repositioned Essex Electric into a highly competitive and valuable business franchise. Alpine provided additional equity capital to support the restructuring and through this sale has realized a pre-tax return for its shareholders of 12 times its average equity investment.”

Excluded from the sale are Essex Electric’s copper scrap reclamation operations based in Jonesboro, Indiana and a plastic resin compounding operation based in Marion, Indiana. Alpine also owns 46% of the common stock of Superior Cables, Ltd., an Israeli based manufacturer of primarily, medium and high voltage cable for use in power transmission and distribution applications for its local and export markets. Superior Cables, Ltd. is listed on the Tel Aviv Stock Exchange.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product demand, prediction and timing of customer orders, the impact of competitive products and pricing, changing economic conditions, including changes in short-term interest rates and foreign currency fluctuations, and other risk factors detailed in Alpine’s most recent annual report and other filings with the Securities and Exchange Commission.